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                                                                      EXHIBIT 12
                                 ISP CHEMCO INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)
                         (THOUSANDS, EXCEPT RATIO DATA)

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
                                                                                       Nine Months Ended          Pro Forma
                                                                                       -----------------  --------------------------
                                                                                       October  September            Nine     Nine
                                                     Year Ended December 31,              1,       30,      Year    Months   Months
                                          --------------------------------------------
                                            1996     1997     1998     1999     2000     2000     2001      2000     2000     2001
                                          -------- -------- -------- -------- -------- -------- --------  -------- -------- --------
Income from continuing operations
  before income taxes                     $103,018 $101,217 $ 28,213 $ 74,862 $142,017 $ 69,410 $ 55,378  $  3,293 $ 24,371 $ 34,664
Add:
   Interest expense                         51,438   64,669   65,550   68,762   72,347   56,195   54,573    66,868   51,173   47,645
   Company's 50% share of
     joint venture income taxes              3,953    4,630    1,640        0        0        0        0         0        0        0
   Company's 50% share of
     joint venture interest expense              5       31        0        0        0        0        0         0        0        0
   Interest component of rental expense      2,900    3,233    5,033    5,767    5,967    4,475    4,699     5,967    4,475    4,699
                                          -------- -------- -------- -------- -------- -------- --------  -------- -------- --------

Earnings available for fixed charges      $161,314 $173,780 $100,436 $149,391 $220,331 $130,080 $114,650  $ 76,128 $ 80,019 $ 87,008
                                          ======== ======== ======== ======== ======== ======== ========  ======== ======== ========

Fixed charges:
Interest expense                          $ 51,438 $ 64,669 $ 65,550 $ 68,762 $ 72,347 $ 56,195 $ 54,573  $ 66,868 $ 51,173 $ 47,645
Add:
   Capitalized interest                        191      974    2,309    1,090      751      596      291       751      596      291
   Company's 50% share of joint
     venture interest expense                    5       31        0        0        0        0        0         0        0        0
   Interest component of rental expense      2,900    3,233    5,033    5,767    5,967    4,475    4,699     5,967    4,475    4,699
                                          -------- -------- -------- -------- -------- -------- --------  -------- -------- --------

Total fixed charges                       $ 54,534 $ 68,907 $ 72,892 $ 75,619 $ 79,065 $ 61,266 $ 59,563  $ 73,586 $ 56,244 $ 52,635
                                          ======== ======== ======== ======== ======== ======== ========  ======== ======== ========

Ratio of earnings to fixed charges            2.96     2.52     1.38     1.98     2.79     2.12     1.92      1.03     1.42     1.65
                                          ======== ======== ======== ======== ======== ======== ========  ======== ======== ========
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